Exhibit 99.1

NEWS RELEASE	CONTACT:	Maryjo Cohen
FOR IMMEDIATE RELEASE		(715) 839-2021

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ITS FILING OF

FORMS 10-K FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Eau Claire, Wisconsin August 27, 2007 — National Presto Industries, Inc. (NYSE: NPK) today announced that it has now filed its Forms 10-K filings for the years ended December 31, 2005 and 2006 with the SEC. It expects to file the Forms 10-Q for 2006 in the next couple of weeks. The filings had been delayed due to Grant Thornton, LLP’s withdrawal of its opinion for the years ending December 31, 2005, 2004, and 2003 as a result of the controversy surrounding the SEC’s staff’s mandate that an investment company footnote be inserted into the Company’s financial statements for the year ended December 31, 2005. Subsequently, the firm withdrew from the audit engagement as well. Despite the Seventh Circuit Court of Appeals decision on May 15, 2007, in which the court ruled that the Company is not and never has been an investment company, Grant Thornton declined the company’s request to reinstate its opinions, resulting in the need for the successor auditor, Virchow Krause & Co. LLC to complete the reaudit of all of the years in question.

In commenting on the audit, Ms. Cohen, President stated that, “The reaudit of so many years in such a short period of time did afford the new auditors the luxury of hindsight. As a result, there were two major restatements, in areas that fell into the category of judgmental estimates. The first was the product liability insurance reserve where a judgmental mid-point between a high and low range of potential liability had been used. Since the selection of the mid-point was based on management judgment, it was not subject to detailed audit. Per the new auditors, the accounting rules technically require that in this circumstance the low point of the range should be used. The reserve was thus reduced by $9,812,000 (pre-tax), resulting in a restatement of retained earnings as well. Retained earnings were increased as of January 1, 2003 by $6,040,000 (after tax). The second was the impairment of goodwill of the Absorbent Product division which resulted in a reduction of after tax earnings for the year end December 31, 2005 of $2,550,000 or $.37 per share. Technically, any error that results in a restatement is deemed an internal control weakness. We were told in evaluating internal controls, that it was irrelevant that the internal controls for the determination of both of these estimates were in place, were in fact used in the development of the estimates, and the estimates were deemed by the then public accountant, Grant Thornton, as appropriate during audits performed on a contemporaneous basis. The Company was thus required under the rules to conclude that solely as a result of these two judgmental issues, its internal controls over financial reporting and its disclosure controls and procedures were not effective for either year. Nonetheless, we are delighted the re-auditing is completed, and appreciate Virchow Krause’s willingness and dedication in auditing four years in such a short period of time so thoroughly. It has been a very time consuming, disruptive process, and we are relieved that it is all but over.”

Ms. Cohen also provided an update on the potential appeal of the Investment Company litigation, advising that the times to file a petition for rehearing en banc before the full panel of the Seventh Circuit Court of Appeals and to file a writ of certiorari before the Supreme Court have both expired. She stated, “I am also delighted to report that the investment company matter is now closed.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.